                                                                       EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), made and entered into this 16th day of April, 1999, by and among Swiss Army Brands, Inc., a Delaware corporation ("SABI"); Bear Cutlery, Inc., a Delaware corporation and a wholly-owned subsidiary of SABI (the "Buyer"); Bear MGC Cutlery, Inc., an Alabama corporation (the "Seller"); and Herman McIntosh, an individual resident of the State of Alabama; Kenneth E. Griffey, Jr., an individual resident of the State of Alabama; and Gregory Cook, an individual resident of the State of Alabama; each in his capacity as a shareholder of the Seller (collectively, the "Principals");

                              W I T N E S S E T H:

         WHEREAS, Seller, Principals, SABI and Buyer desire to enter into this Agreement pursuant to which Seller will sell to Buyer, and Buyer will purchase from Seller, certain assets and properties of Seller, Buyer will assume certain obligations of Seller (the "Acquisition"), SABI is guaranteeing certain of Buyer's obligations hereunder and the Principals, in their capacity as shareholders of Seller, are guaranteeing certain of Seller's obligations hereunder; and

         WHEREAS, Seller, Principals, SABI and Buyer desire to make certain representations, warranties and agreements in connection with the Acquisition;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                Purchase and Sale

     1.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, except as otherwise specifically provided in this Article 1, Seller hereby grants, sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all right, title and interest of Seller in and to (a) Seller's business as a going concern (the "Business"), and
(b) except for the Excluded Assets (as hereinafter defined) all of the assets, properties and rights of Seller of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, assets, properties and rights are hereinafter collectively referred to as the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever. Incidental to the purchase and sale of the Assets, the Buyer hereby assumes certain liabilities more particularly described in Section 1.4 below.

     1.2 Assets. Except as otherwise expressly set forth in Section 1.3 hereof, the Assets include the following assets, properties and rights of Seller as of the date hereof:

          (1) except for the License Rights as defined in Section 1.3(a) hereof, all intangible rights relating to the Business, including, without limitation, copyrights, know-how, proprietary processes and formulas, technical documentation, computer software (in both source code and object code form), trade secrets, trademarks, trade names and goodwill, and all rights thereto and applications and registrations therefor (in the United States and in foreign countries); including, without limitation, the rights listed in Schedule 1.2(a);

          (2) all furniture, fixtures, machinery, equipment (including, without limitation, computer hardware and software), tools, dies, molds, parts, vehicles, office supplies and other tangible property, whether or not carried on the books of Seller, including, without limitation, those which are set forth on Schedule 1.2(b);

          (3) all right, title and interest of Seller in those contracts (written or oral), agreements or other instruments with suppliers or customers (including the right to supply products or perform services for customers that are not currently performed pursuant to contracts), suppliers and others and all leases of real and personal property, including, without limitation, those which are set forth on Schedule 1.2(c) ("Assumed Contracts");

          (4) all inventories, including finished products, work-in-process, raw materials, spare parts, stores and supplies, and other inventory items;

          (5) all accounts receivable, notes receivable, letters of credit (and all rights to the proceeds thereof), deposits, advances, prepaid expenses and credits of Seller related to the Business, including all accounting records of Seller, credit files, notes, guarantees and collateral relating thereto;

          (6) all cash, cash equivalents, bank accounts and deposits and marketable securities, including petty cash and cash deposits on existence on the date hereof;

          (7) all guarantees, warranties, indemnities and similar rights in favor of Seller;

          (8) all governmental permits, licenses of any kind or similar rights relating to the Business to the extent transferrable;

          (9) all current and historical information, files, correspondence and other records related to the Business, including, without limitation, all marketing information and databases, lists of current and potential customers, supplier and distributor lists, bid and quote information, and personnel records;

          (10) all casualty, liability or other policies of insurance maintained by or on behalf of Seller and rights thereunder and all rights under self-insurance programs maintained or established with respect to the Business, except for insurance plans, programs or proceeds relating to Excluded Assets or Excluded Liabilities as defined herein; and

          (11) all other tangible and intangible assets of any kind or description, wherever located, that are carried on the books of Seller or which are owned by Seller and relate to the Business.

     1.3 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets do not include the following assets, properties and rights of Seller (collectively, the "Excluded Assets"):

          (1) all patent and know-how rights licensed to SABI in accordance with the Patent and Know-How License Agreement between Seller and SABI, dated the date hereof (the "License Rights");

          (2) minute books and stock ledger records of Seller;

          (3) all Benefit Plans as defined in Section 3.13(a) of this Agreement, and any other employee benefit or insurance plans;

          (4) the rights to any federal, state, local or foreign income tax refunds;

          (5) those assets set forth on Schedule 1.3(e);

          (6) that portion of Seller's working capital (as defined in Section 3.22(d) hereof) that is greater than Two Million Three Hundred Thousand Dollars ($2,300,000); and

          (7) the rights that accrue to Seller under this Agreement.

     1.4 Assumption of Assumed Liabilities.

          (1) Except to the extent specified in Section 1.4(b), Buyer does not assume, in connection with the transactions contemplated hereby, any liability or obligation of Seller whatsoever, and Seller hereby retains responsibility for all liabilities and obligations accrued or incurred on and prior to date hereof, whether known or unknown, and all liabilities and obligations arising from Seller's operations on and prior to the date hereof, whether or not accrued or whether or not disclosed. Seller agrees to pay and settle all of such liabilities and obligations in a timely manner.

          (2) As the sole exceptions to the provisions of Section 1.4(a), effective as of the date hereof, Buyer shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller existing as of the date hereof and arising out of the conduct of Seller's business prior to the date hereof (collectively, the "Assumed Liabilities"):

               (1) obligations of Seller under Assumed Contracts listed on
          Schedule 1.2(c) hereto (including any Letter of Credit for the foreign purchase of inventory listed thereon) to the extent such obligations are not required to be performed prior to the date hereof, are disclosed on the face of such Assumed Contracts and accrue and relate to the operation of the Business subsequent to the date hereof;

               (2) Seller's trade accounts payable incurred in the ordinary course of the Business to the extent such accounts payable are current (meaning that no amount owed by Seller in connection with such trade payables shall relate to an item purchased or service received prior to January 21, 1999) and are set forth on a schedule delivered to Buyer on the date hereof ("Trade Payables"), up to an aggregate maximum amount of Four Hundred and Fifty Thousand Dollars ($450,000);

               (3) Amounts outstanding under Seller's working capital line of credit with AmSouth Bank ("Line of Credit") to the extent such amounts are current (meaning that no amount owed by Seller in connection with such Line of Credit shall relate to an item purchased or service received prior to January 21, 1999) hereof, up to a maximum aggregate amount, including both principal and interest, of Three Hundred Thousand Dollars ($300,000); and

               (4) obligations relating to ordinary course repair, credit or replacement claims arising after the date hereof under Seller's written knife warranties described on Schedule 3.28 hereto.

    1.5 Excluded Liabilities. Specifically, and without in any way limiting the generality and exclusivity of Section 1.4, in no event does Buyer assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement or otherwise become responsible in respect of the following (together with all other liabilities and obligations of Seller that are not Assumed Liabilities, the "Excluded Liabilities"):

         (1) except for the Assumed Liabilities, any liability or obligation whatsoever which accrued at any time on or prior to the date hereof, whether or not such liability or obligation arises prior or subsequent to the date hereof, including, without limitation, any accounts payable, accrued liability, bonus, commission (other than commissions attributable to account receivables collected after the date hereof), taxes (as defined in Section 3.12(e) hereof), insurance claim, including workers' compensation claims, (asserted or unasserted, whether or not reported and whether or not reserved for, and including liability for the payment of deductible amounts), lawsuit or claim (including any product liability lawsuit or claim), whether or not of or owed to any affiliate (as described in Section 3.18) of Seller and whether asserted or unasserted;

         (2) any liability or obligation of Seller relating to or arising from the breach of, default under or failure to comply with, at any time on or prior to the date hereof, whether or not such liability or obligation arises prior or subsequent to the date hereof, any Assumed Contract or the failure in a timely manner to pay or perform any other liability or obligation which accrued at any time on or prior to the date hereof, whether or not such liability or obligation arises prior or subsequent to the date hereof;

         (3) any liability or obligation of Seller arising out of or incurred in connection with (i) the operation and administration of any employee benefit plan, policy or program of any kind or description whatsoever currently or previously maintained or sponsored by Seller or to which Seller was obligated (through collective bargaining or otherwise) to make contributions, including, without limitation, any plan or contract providing for deferred compensation or health or death benefits, any multiemployer plan or any plan subject to Title IV of ERISA or (ii) any contract or agreement relating to any such employee benefit plan, policy or program;

         (4) any liability or obligation arising out of or with respect to any third party or governmental claim pending on the date hereof or thereafter initiated based on or arising out of the operation of Seller's business on or prior to the date hereof, whether or not such liability or obligation arises prior or subsequent to the date hereof;

         (5) any accrued vacation, personal days and sick leave or other obligations incurred through the date hereof for both hourly and salaried employees;

         (6) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller;

         (7) any product liability or similar claim for injury to person or property, regardless of when made or asserted, related to any products sold, leased or distributed by Seller prior to the date hereof;

         (8) any product liability or similar claim for injury to person or property, regardless of when made or asserted, related to any products sold, leased or distributed by Buyer on or after the date hereof, to the extent such lawsuit or claim arises out of or is based on an alleged defect in a product for which Seller completed manufacture prior to the date hereof but only with respect to amounts in excess of any insurance proceeds actually recovered by Buyer relating thereto;

         (9) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product manufactured, sold or leased by or on behalf of Seller or its Affiliates including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or income but only with respect to amounts in excess of any insurance proceeds actually recovered by Buyer relating thereto; and

         (10) except for the Assumed Liabilities, any other claim, loss, liability, damage, cost or expense which arises out of the conduct of the Business prior to the date hereof.

                                   ARTICLE 2

                                 Purchase Price

     2.1 Purchase Price. The purchase price for the Assets is equal to an amount equal to Eight Million Four Hundred Seventy Thousand Dollars ($8,470,000) (the "Initial Purchase Price"), any additional amount calculated pursuant to Section
2.3 (the "Post-Closing Purchase Price") and the assumption by Buyer of the Assumed Liabilities, collectively the "Purchase Price". The Purchase Price shall be payable as provided in Sections 2.2 and 2.4 in cash and shares of SABI common stock, par value $.10 per share ("Common Stock").

     2.2 Payment of Initial Purchase Price. The Initial Purchase Price will be paid as follows:

         (1) Buyer has paid to Seller on the date hereof an amount equal to Six Million Nine Hundred Seventy Thousand Dollars ($6,970,000) by wire transfer of immediately available federal funds to an account designated in writing by Seller.

         (2) Subject to the terms of Section 2.5 hereof, Buyer shall transfer to Seller shares of SABI Common Stock (the "First Share Payment") as follows:
     (i) on the first anniversary of the date hereof, Buyer shall transfer to Seller a number of shares of SABI Common Stock equal to Five Hundred Thousand Dollars ($500,000) divided by the Average Share Price (as herein defined); (ii) on the second anniversary of the date hereof, Buyer shall transfer to Seller a number of shares of SABI Common Stock equal to Five Hundred Thousand Dollars ($500,000) divided by the Average Share Price; and
     (iii) on the third anniversary of the date hereof, Buyer shall transfer to Seller a number of shares of SABI Common Stock equal to Five Hundred Thousand Dollars ($500,000) divided by the Average Share Price, in each case rounded up to the nearest whole share.

     2.3 Calculation of Post-Closing Purchase Price. The Post-Closing Purchase Price, if any, shall be calculated as follows:

         (1) Subject to the terms of Section 2.5 hereof, if the combined Adjusted EBITDA of (A) Seller for the period January 1, 1999 to the date hereof and (B) Buyer for the period from the date hereof through December 31, 1999 is equal to or greater than One Million Five Hundred Thousand Dollars ($1,500,000), Buyer will pay to Seller a Post-Closing Purchase Price in either cash or a combination of cash and shares of SABI Common Stock as determined in accordance with Exhibit A hereto. In no event shall the Post-Closing Purchase Price exceed Two Million Five Hundred Thousand Dollars ($2,500,000), with the stock component based on the value of SABI Common Stock determined in accordance with Section 2.6, plus interest on the Cash Portion of any Post-Closing Purchase Price pursuant to Section 2.4(a) hereof. Notwithstanding anything in this Agreement to the contrary, there shall be no Post-Closing Purchase Price if the combined Adjusted EBITDA of (A) Seller for the period January 1, 1999 to the date hereof and
     (B) Buyer for the period from the date hereof through December 31, 1999 is less than One Million Five Hundred Thousand Dollars ($1,500,000). If the combined Adjusted EBITDA of (A) Seller for the period January 1, 1999 through the date hereof and (B) Buyer for the period from the date hereof through December 31, 1999 is less than Two Million Dollars ($2,000,000) and the Business was materially adversely affected as a result of a natural disaster or act of God, then Seller shall have the option (as it relates to the period of such impairment) to defer the calculation of the Post-Closing Purchase Price by using Adjusted EBITDA for the same period as the impaired period in the next full calendar year.

         (2) The term "Adjusted EBITDA" shall mean earnings from operations of the Business before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles ("GAAP") consistently applied, subject to the following adjustments (whether or not in accordance with GAAP):

                  (1) The costs and expenses of purchasing, installing and maintaining an inventory monitoring system for the Business, including the cost of any hardware and software related thereto and the cost of consultants and additional employees requested by Buyer related thereto (collectively, the "Inventory System Cost") shall not be included in calculating Adjusted EBITDA;

                  (2) All compensation and other expenses relating to the new national sales manager to be employed by Buyer shall be included in calculating Adjusted EBITDA;

                  (3) All costs and expenses incurred by Buyer or SABI from the date hereof until December 31, 1999 in connection with all employee benefit plans and programs maintained by, or on behalf of, Buyer in excess of $2,082 (Two Thousand Eighty-Two Dollars) per month (pro rated for any partial month) during such period shall not be included in calculating Adjusted EBITDA; and

                  (4) Salaries and other benefit expenses relating to Marc Gold, Robert Topazio and such other persons as Seller and Buyer may, from time to time, agree on shall not be included in calculating Adjusted EBITDA; provided, however, reasonable travel and other expenses incurred by such persons in connection with visits to Buyer's facility in Jacksonville, Alabama shall be included in Adjusted EBITDA.

         (3) Buyer shall use commercially reasonable efforts to prepare and submit to Seller by April 1, 2000 a statement reflecting Seller's and Buyer's Adjusted EBITDA for the time periods reflected in Section 2.3(a) above ("Statement of Adjusted EBITDA" or "Statement"). Seller shall timely provide all information reasonably requested by Buyer for purposes of preparing such statement. Seller or an independent accounting firm engaged by Seller ("Seller's Auditor") will have the opportunity to examine the work papers, schedules and other documents prepared or relied on by Buyer in preparing the Statement. During the period from the date of delivery of the Statement until the expiration of 30 days following delivery to Seller of the Statement, Buyer will give Seller, the Seller's Auditor and other appropriate personnel such assistance and access to the assets and books and records of Buyer related to the Business as Seller and/or Seller's Auditor reasonably request during Buyer's normal business hours in order to enable Seller and/or Seller's Auditor to evaluate the Statement. Seller will be responsible for the fees and expenses of Seller's Auditor.

         (4) If Seller objects to the Statement, Seller shall, within 30 days following delivery of the Statement to Seller, deliver to Buyer a notice of objection ("Objection Notice") specifying in reasonable detail the items on the Statement disputed and information in the possession of or available to Seller which forms the basis of such dispute, as well as the amount in dispute. The Statement will be final and binding on the parties if no Objection Notice is delivered to Buyer within such 30 days. If an Objection Notice is given, the parties will consult with each other with respect to the objection. If the parties are unable to reach agreement within 10 days after an Objection Notice has been given, any unresolved disputed issues shall promptly be referred to an independent national accounting firm reasonably acceptable to Buyer and Seller (the "Unrelated Accounting Firm"), which shall not be the auditor of any of the parties. The Unrelated Accounting Firm will be directed to resolve the disputed issues in accordance with the terms of this Agreement and render a written report on the unresolved disputed issues (and only the unresolved disputed issues) as promptly as practicable. Such report shall also set forth the amount of Adjusted EBITDA in accordance with Section 2.3(b) hereof. The resolution of the disputed issues by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm will be borne equally by Seller, on the one hand, and Buyer, on the other.

     2.4 Payment of Post-Closing Purchase Price. The Post-Closing Purchase Price, if any, will be paid in cash, or in cash and in shares of SABI Common Stock, as follows:

         (1) Subject to the terms of Section 2.3 hereof, on the first anniversary of the date hereof, Buyer shall pay to Seller an amount in cash determined in accordance with Section 2.3(a) hereof (the "Cash Portion of the Post-Closing Purchase Price"); provided that if pursuant to Sections 2.3(c) or 2.3(d) the final determination of such Post-Closing Purchase Price occurs after the first anniversary of the date hereof, Buyer shall make any payment called for in this Section 2.4(a) within ten (10) business days after (i) Buyer and Seller agree to the amount of the Post-Closing Purchase Price, or (ii) receipt by Buyer of the report of the Unrelated Accounting Firm as described in Section 2.3(d) hereof, as applicable. In addition, Buyer shall pay to Seller interest on the Cash Portion of any Post-Closing Purchase Price equal to 5.5% per annum, calculated from the date hereof through the date the Cash Portion of the Post-Closing Purchase Price is paid pursuant to this Section 2.4(a). Amounts, if any, payable pursuant to this Section 2.4(a) shall be paid by wire transfer of immediately available federal funds to an account designated in writing by Seller, or by the delivery to Seller of a bank or certified check in the same amount.

         (2) Subject to the terms of Sections 2.3 and 2.5 hereof, Buyer shall transfer to Seller as the stock component, if any, of any Post-Closing Purchase Price a number of shares of SABI Common Stock equal to the dollar value of such shares as determined in accordance with Section 2.3(a) hereof divided by the Average Share Price, rounded up to the nearest whole share (the "Second Share Payment"), and distributed to Seller as follows:

                  (1) on the first anniversary of the date hereof, Buyer shall transfer to Seller one-third (1/3) of the shares of SABI Common Stock constituting the Second Share Payment, rounded up to the nearest whole share; provided that if pursuant to Sections 2.3(c) or 2.3(d) the final determination of such Post-Closing Purchase Price occurs after the first anniversary of the date hereof, Buyer shall make any payment called for in this Section 2.4(b)(i) within ten (10) business days after (i) Buyer and Seller agree to the amount of the Post-Closing Purchase Price, or (ii) receipt by Buyer of the report of the Unrelated Accounting Firm as described in Section 2.3(d) hereof, as applicable;

                  (2) on the second anniversary of the date hereof, Buyer shall transfer to Seller one-third (1/3) of the shares of SABI Common Stock constituting the Second Share Payment, rounded up to the nearest whole share; and

                  (3) on the third anniversary of the date hereof, Buyer shall transfer to Seller one-third (1/3) of the shares of SABI Common Stock constituting the Second Share Payment, rounded up to the nearest whole share.

         (3) In the event the calculation of the Post-Closing Purchase Price is deferred as a result of a natural disaster or act of God, then, the payment of any Post-Closing Purchase Price shall be similarly deferred.

         (4) In the event Buyer, prior to the third anniversary of the date hereof, ceases all or substantially all of the operations of the Business (a "Business Shut-down"), then (i) the First Share Payment or portion thereof not yet paid shall thereafter be due and payable in full and (ii) the Post-Closing Purchase Price, if any, or portion thereof not yet paid shall thereafter be due and payable. Further, in the event the Business Shut-down occurs on or prior to December 31, 1999, the Post-Closing Purchase Price shall equal Two Million Five Hundred Thousand Dollars ($2,500,000), payable in cash and SABI Common Stock as contemplated in
     Section 2.3(a). If the Business Shut-down occurs after December 31, 1999, the Post-Closing Purchase Price, if any, shall be an amount determined in accordance with the terms hereof. The parties specifically acknowledge that a Business Shut-down does not include Buyer's failure to operate the business in the ordinary course, consistent with past practices. Rather, subject to the terms of this Section 2.4(d), Buyer shall operate the Business as it, in its discretion, may determine. During the period from the date hereof through December 31, 1999 and any additional period under
     Section 2.4(c) hereof, Buyer will continue to manufacture and sell private label products. In addition, during the period described in the previous sentence, Buyer will sell goods to the persons and on the terms listed on Schedule 2.4(d) hereto who request to purchase such goods as are reasonably available, unless SABI and the Principals agree otherwise in writing, provided that any failure to sell in accordance with this sentence made by or at the direction of any of the Principals and not agreed to in writing by SABI shall not be considered a breach of Buyer's covenant with regard to sales to Seller's customers listed on
     Schedule 2.4(d) hereto. Notwithstanding anything to the contrary herein, Seller's and Principals' sole remedy in connection with any Business Shut-down is the acceleration of payment of the First Share Payment and any Post-Closing Purchase Price as provided for in this Section 2.4(d).

     2.5 Continued Employment Contingency. Notwithstanding the terms of Sections 2.2(b) and 2.4(b) hereof, if Mr. Herman McIntosh's employment is terminated under the Employment and Consulting Agreement dated the date hereof between Buyer and Mr. McIntosh (the "Employment and Consulting Agreement") on or prior to the expiration of the Employment Term (as defined in the Employment and Consulting Agreement), or if either of Messrs. Kenneth Griffey's or Gregory Cook's employment is terminated under his Employment Agreement also dated the date hereof between Buyer and Messrs. Griffey and Cook, respectively ("Employment Agreements") on or prior to the third anniversary of the date hereof, pursuant to Section 4.1(a)(i) (good cause) or 4.1(b) (voluntarily by executive) (but not including Section 4.1(a)(ii) (good reason)) of such Employment and Consulting Agreement or Employment Agreements, as applicable, then Buyer shall have no further obligation to, and shall not, transfer to Seller the shares of SABI Common Stock otherwise due to be transferred to Seller in accordance with Sections 2.2(b) and 2.4(b) hereof, provided that the value of transfers of shares of SABI Common Stock (based on the Average Share Price) otherwise due to be transferred to Seller in accordance with Sections 2.2(b) and 2.4(b) hereof but not transferred as a result of application of this Section 2.5 shall not exceed One Million Dollars ($1,000,000).

     2.6 Calculation of Share Value. All calculations of the value and number of shares of SABI Common Stock, regardless of when such shares are to be transferred (or in the case of application of Section 2.5 not transferred), shall be based on the Average Share Price. For purposes of this Agreement, the term "Average Share Price" shall mean the average daily closing price of one share of SABI Common Stock traded on The Nasdaq Stock Market, as reported in The Wall Street Journal, during the thirty (30) trading days immediately preceding the date hereof for which quotes are available. The Average Share Price shall be adjusted by Buyer in an equitable manner to reflect any dividend payable in SABI Common Stock subsequent to the date hereof but on or before the date of any transfer of SABI Common Stock pursuant to this Agreement, or to reflect any stock split, reverse stock split, or recapitalization relating to SABI Common Stock.

     2.7 Allocation of Purchase Price. The Purchase Price shall be allocated to all Assets in accordance with the respective fair market values of such Assets, as to which Buyer and Seller will use their good faith efforts to agree upon within ninety (90) days following the date hereof. If the parties reach such agreement, such agreed allocations shall be binding on the Buyer and Seller and their respective affiliates for all purposes (including without limitation, financial accounting purposes, financial and regulatory reporting purposes and tax purposes), and none of the parties or such affiliates shall take for tax purposes any position in any tax return, report, form, declaration or questionnaire that is inconsistent with such allocation.

     2.8 Allocation of Certain Items. With respect to certain expenses incurred in the operation of the Business, the following allocations will be made between Buyer and Seller:

         (1) Taxes. Ad valorem property taxes will be apportioned, as of the date hereof, based upon current tax bills if available; and if not available, such apportionment will be based on the most recent tax bill available, with appropriate subsequent adjustment when bills for 1999 are received.

         (2) Utilities. Utilities, water and sewer charges will be apportioned based upon the number of operating days occurring before and after the date hereof during the billing period for each such charge.

         (3) Workers' Compensation. Pursuant to the provisions of this Agreement, Seller will be responsible for and pay any and all workers' compensation and other similar claims asserted by or with respect to any employee or former employee of Seller in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole prior to or on the date hereof. Buyer is responsible for and will pay any and all workers' compensation and other similar claims asserted by or with respect to any employee of Buyer in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole after the date hereof. If any such injury or other compensable event or occupational illness or disease of a person who was employed by both Seller prior to or on the date hereof and by the Buyer after the date hereof is attributable in part to causes occurring prior to or on the date hereof and in part to causes occurring subsequent to the date hereof and is the basis of a workers' compensation or other similar claim asserted after the date hereof, then liability for any such claim will be shared by Seller and Buyer in the proportion of the periods of employment of the employee (i) by Seller prior to or on the date hereof and
     (ii) by Buyer after the date hereof, respectively.

     Appropriate cash payments by Seller or Buyer, as the case may require, will be made under this Agreement from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known to Seller and Buyer, in the amounts necessary to give effect to the allocations provided for in this Section 2.8.

                                   ARTICLE 3

             Representations and Warranties of Seller and Principals

     Seller and Principals hereby, jointly and severally, represent and warrant to SABI and Buyer as follows:


     3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification. The Seller's Articles of Incorporation, Bylaws, minute books and stock book are complete and correct and contain all amendments thereto to date (in the case of the Articles of Incorporation and Bylaws), a record of all corporate proceedings of the Seller (in the case of the minute books), and a record of all stock issuances and transfers of the Seller (in the case of the stock book). Schedule 3.1 contains a true and correct list of the jurisdictions in which Seller is qualified to do business as a foreign corporation.

     3.2 Authorization and Approval of Agreement. Seller and Principals have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments executed and delivered by Seller or Principals in connection with the transactions contemplated by this Agreement (the "Seller Ancillary Agreements"), and to fully perform the obligations required to be performed by them hereunder and thereunder. All corporate proceedings required by Seller's charter documents or otherwise required by law for the execution and delivery of this Agreement and the Seller Ancillary Agreements and for the consummation of the transactions provided for herein and therein have been duly taken. This Agreement and each of the Seller Ancillary Agreements has been duly and validly executed and delivered by Seller and/or Principals and is enforceable against Seller and/or Principals in accordance with its terms, except as the enforceability may be limited by laws of general application relating to bankruptcy, insolvency and debtors' relief, and by the general principles of equity.

     3.3 Ownership of Seller. The authorized capital stock of Seller consists of Two Thousand Seven Hundred (2,700) shares of common stock, par value One Dollar ($1) per share, of which Two Thousand Seven Hundred (2,700) shares are issued, outstanding and owned by the shareholders as set forth in Schedule 3.3 hereof (the "Seller's Shares"). All the Seller's Shares are validly issued, fully paid, and nonassessable. There are no outstanding options, warrants, contracts, preemptive rights, or other rights of any character obligating Seller to issue any share of stock of Seller or options or rights with respect thereto, whether or not upon the payment of any sums or the happening of any event, and there are no existing or outstanding securities of any kind convertible into or exchangeable for shares of stock of Seller and there are no existing voting agreements, trusts, or other agreements with respect to the stock of Seller.

     3.4 Absence of Restrictions and Conflicts. Except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the articles of incorporation or bylaws of Seller, (b) any Assumed Liability or any other contract or agreement of Seller, (c) any judgment, decree or order of any court or governmental authority or agency to which Seller is a party or by which Seller or any of its properties is bound or (d) to Seller's and each Principal's knowledge, any statute, law, rule or regulation applicable to Seller. Schedule 3.4 lists each Assumed Liability (including each assumed contract) which requires the consent of, or a notice to, a third party for the assignment of such Assumed Liability to Buyer pursuant to this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Seller or Principals is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller or Principals or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by Seller or Principals.

     3.5 Subsidiaries. The Assets do not include any shares of capital stock or any other ownership interest in, or securities of, any corporation, firm, partnership, joint venture, association or other entity.

     3.6 Ownership of Assets and Related Matters.

         (1) Assets. The Assets, together with the License Rights, constitute all of the assets currently used to conduct the operations of the Business or required for such operations or conduct in accordance with Seller's past practices. Seller owns no real property that is used in connection with the Business. Seller has conveyed to Buyer as of the date hereof good and marketable title to the Assets free and clear of all liens, pledges, leases, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever. All equipment and other items of tangible property and assets included in the Assets are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are usable in the regular and ordinary course of business and, to Seller's and each Principal's knowledge, conform to all applicable laws, ordinances, codes, rules and regulations applicable thereto. All properties and assets of Seller used in accordance with the Business are in the possession or control of Seller. All material tangible personal property of Seller used in connection with the Business are usable for the purposes to which they are to be put. Except as described in Schedule 3.6(a) hereto, neither Seller's shareholders, including the Principals, nor any officer, director or employee of Seller, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the personal property, tangible or intangible, owned by Seller, including any copyrights, patents, trademarks, tradenames, or trade secrets owned by or licensed to Seller. To Seller's knowledge, Seller does not occupy any real property in violation of any applicable zoning regulation, ordinance or other law, order, regulations, restriction or requirement relating to its operations or properties. Since December 31, 1998, Seller has not sold, transferred or disposed of any Assets other than sales in the ordinary course of business.

         (2) List of Assets. Schedule 1.2(b) sets forth a true and complete list of each individual Asset or related group of Assets having a book value of more than Five Thousand Dollars ($5,000) as of the date hereof.

         (3) Inventories. The inventories of Seller (i) are sufficient for the operation of the business of Seller in the ordinary course consistent with past practice, (ii) consist of items which are good and merchantable within normal trade tolerances, (iii) are of a quality and quantity presently usable or saleable in the ordinary course of business of Seller (subject to applicable reserves), (iv) are valued on the books and records of Seller based on a standard cost accounting system consistent with past practice and (v) are subject to reserves determined in accordance with GAAP as modified in accordance with Exhibit B hereto ("Modified GAAP"), consistently applied. No previously sold inventory is subject to returns in excess of those historically experienced by Seller.

         (4) Accounts Receivable. The accounts receivable of Seller arose from bona fide transactions in the ordinary course of business, have been executed on terms consistent with the past practice of Seller, are not subject to any counterclaims or setoffs and are fully collectible in accordance with their terms (except for the amount of any applicable existing reserves).

         (5) No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights or any interest therein.

         (6) Real Property. There are no real property rights owned by Seller or used at any time in the Business other than those leased to Buyer under the Real Property Lease entered into between Buyer and an affiliate as of the date hereof (the "Real Property Lease").

     3.7 Financial Statements. Schedule 3.7 to this Agreement sets forth the balance sheet of Seller as of December 31, 1998 and the related statements of income, retained earnings and cash flow, including footnotes, for the year ended on December 31, 1998, compiled by Kirkland & Company of Anniston, P.C., Seller's independent certified public accountants, whose opinion with respect to such financial statements is included in that Schedule. Schedule 3.7 to this Agreement also sets forth the unaudited balance sheet of Seller as of February 28, 1999, together with the related unaudited statements of income, retained earnings and cash flow for the two-month period ended on that date, certified by the president and the principal financial officer of Seller. The financial statements in Schedule 3.7 are referred to as the "Financial Statements." The Financial Statements (i) have been prepared in accordance with Modified GAAP consistently followed by Seller throughout the periods indicated; (ii) have been prepared from, and are in accordance with, the books and records of Seller; and
(iii) fairly present the financial position of Seller as of the respective dates of the balance sheets included in the Financial Statements, and the cash flows and results of its operations for the respective periods indicated.

     3.8 Absence of Certain Changes/Undisclosed Liabilities.

         (1) Except as disclosed in the Financial Statements, since Seller's inception there has not been (i) any material adverse change in the assets, liabilities, business, financial condition, results of operations or prospects of Seller, (ii) any damage, destruction, loss or casualty to property or assets of Seller, whether or not covered by insurance, or (iii) any material change in the operation of the business of Seller. Since December 31, 1998, Seller has (i) used its best efforts to preserve its business and customers and (ii) conducted its business in the ordinary course on a basis consistent with past practice and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business.

         (2) Except as set forth in Schedule 3.8(b), since December 31, 1998, there have not been with respect to Seller (i) any assets (including any of the Assets) mortgaged, pledged or made subject to any lien, obligation, charge or other encumbrance, (ii) any liability or obligation (absolute, accrued or contingent) incurred except in the ordinary course of business, (iii) any increase in the compensation of officers, directors or employees, whether now or hereafter payable, (iv) any transactions entered into other than in the ordinary course of business, (v) any loss of contracts or clients or receipt of notice (written or oral) with respect thereto, (vi) any agreements to do any of the foregoing or (vii) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of Seller.

         (3) Seller has no material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due, and whether known or unknown, that is not reflected or reserved against in Seller's balance sheet in accordance with Modified GAAP as of December 31, 1998 or as set forth in Schedule 3.8(c) to this Agreement, except for those that were both (i) incurred after the date of that balance sheet and (ii) not required by generally accepted accounting principles to be included in a balance sheet. All debts, liabilities and obligations incurred by Seller in connection with the Business after December 31, 1998 were incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate.

     3.9 Legal Proceedings. Except as set forth in Schedule 3.9, there are no suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the knowledge of any Principal or Seller, threatened against (i) any Principal or Seller, (ii) the officers or directors of Seller, or (iii) any other person or entity for whom the Principals or Seller may be vicariously liable at law or in equity. The Principals are not subject to, and Seller is not operating under or subject to, any order, writ, injunction or decree of any court or governmental authority.

     3.10 Compliance with Law. To Seller's and each Principal's knowledge, Seller has all authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory officers and bodies necessary to carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party (collectively, the "Licenses"). To Seller's and each Principal's knowledge, Seller is (and has been since inception) in compliance with all applicable laws, regulations and administrative orders (including, without limitation, laws relating to employment of labor or use or occupancy of properties or any part thereof) of any country, state or municipality or of any subdivision thereof to which its business is subject. Schedule 3.10 sets forth a true, correct and complete list of all Licenses. Prior to the date hereof, Seller will deliver to Buyer all reports and filings made or filed by Seller pursuant to the Occupational Safety and Health Act. Except as described in Schedule 3.10 hereto, during the period beginning on Seller's inception date and ending on the date hereof, to Seller's and each Principal's knowledge, Seller has not violated or failed to comply with, or been the subject of any allegation that it has violated or failed to comply with, the Occupational Safety and Health Act.

     3.11 Seller Contracts. Schedule 3.11 sets forth a true, correct and complete list of all contracts (written or oral), agreements or other instruments with customers or raw materials suppliers (including, without limitation, arrangements with customers or raw materials suppliers that are not currently undertaken pursuant to contracts) (the "Active Accounts") (including every amendment, modification or supplement to the foregoing). True and complete copies of all Active Accounts have been made available to Buyer. The Active Accounts are valid and enforceable in accordance with their respective terms with respect to Seller and, to the best knowledge of Seller, each other party thereto. There are no existing defaults of Seller under any Active Accounts, or, to the best knowledge of Seller, of any of the other parties thereto (or events or conditions which with notice or lapse of time or both would constitute a default). Seller has no information and is aware of no facts indicating that any of these customers or suppliers intends to cease doing business with the Seller, or materially alter the amount of business that they are presently doing or have forecasted doing with Seller.

     3.12 Tax Matters.

         (1) Filing of Tax Returns. Seller has timely filed with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed through the date hereof. All Tax Returns and other information filed are complete and accurate in all material respects. Except as disclosed in
     Schedule 3.12(a), Seller is not the beneficiary of any extension of time within which to file any Tax Return. Seller has not received written notice of a claim by a taxing authority in a jurisdiction where Seller has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to taxable periods for which the due date for filing such returns has passed.

         (2) Payments of Taxes. All Taxes (as hereinafter defined) that are due and payable by Seller (whether or not shown on any return) before the date hereof have been paid. There are no liens on any of the Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. To the extent required by generally accepted accounting principles, an adequate reserve has been established in the Financial Statements (disregarding any reserve for deferred Taxes established to reflect timing differences between book and taxable income) for all unpaid Taxes payable by Seller with respect to all periods through the date of such Financial Statements, and Seller is not required under generally accepted accounting principles to reserve for any liability for Taxes in excess of the reserves so established. Except as described in Schedule 3.12(b), no portion of the reserve established on the Financial Statements for Taxes reflects any contingent liability or other potential liability for Taxes that are due and payable, or that may become due and payable in the future, as a result of an audit, amended return or otherwise. Seller is not a party to any Tax allocation or sharing agreement. Seller has never been a member of an affiliated group filing a consolidated federal income Tax Return and has no liability for

     Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (3) Audit History. Except as set forth in Schedule 3.12(c):

                  (1) no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against Seller which have not been paid or otherwise finally settled and resolved;

                  (2) Seller has not waived the statute of limitations in respect of any Tax or agreed to any extension of time with respect to the assessment of any Tax; and

                  (3) Seller is not currently under audit with respect to Taxes by any governmental authority.

         (4) Subchapter S Election. Effective as of January 10, 1991, Seller made a valid election pursuant to Section 1362(a) of the Internal Revenue Code of 1986, as amended (the "Code") to be an "S corporation" within the meaning of Section 1361(a)(1) of the Code. At all times since January 10, 1991, to and including the date hereof, Seller is and has been subject to taxation as an "S corporation."

         (5) Taxes. For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, employment, or withholding taxes, including interest, penalties, fines and additions in connection therewith.

         (6) Tax Return. For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         (7) Tax Accounting. Seller uses the accrual method of accounting for income tax purposes.

     3.13 Employee Benefit Plans.

         (1) Schedule 3.13(a) contains a true and complete list of each plan, program, practice, policy or arrangement ("Benefit Plans") that provides compensation or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) to, or on behalf of, one, or more than one, current employee (whether active or on leave) of Seller or their dependents ("Employees"), including, but not limited to:

                  (1) any employee benefit plan as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA"); or

                  (2) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, or other employee benefit plan, program, policy, or arrangement, which Seller maintains or to or under which Seller has any outstanding, present, or future obligations to contribute or make payments, whether voluntary, contingent or otherwise.

         (2) Seller has made available to Buyer true, correct and complete copies of all documents that Buyer has requested relating to the Benefit Plans, including but not limited to: (i) all plan documents, amendments, trust instruments and other material agreements adopted or entered into in connection with each of the Benefit Plans; (ii) all insurance and annuity contracts related to any Benefit Plans; (iii) all administrative notices and forms used for the Benefit Plans, including the notices and election forms used to notify employees and their dependents of their continuation coverage rights under Seller's group health plans; and (iv) the most recently available Form 5500 annual reports, certified financial statements, actuarial reports, summary plan descriptions and favorable determination letters for the Benefit Plans. Since the date these documents were supplied to Buyer, no plan amendments have been adopted, no changes to these documents have been made, and no amendments or changes will be adopted or made prior to the date hereof.

         (3) Except as set forth in Schedule 3.13(c), all of the Benefit Plans have been administered in accordance with their terms and in compliance with applicable law, and there are no pending disputes or to the best of Seller's knowledge threatened disputes with respect to the Benefit Plans (other than routine claims for benefits under the Benefit Plans).

         (4) Seller has complied in all material respects with the continuation health coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA").

         (5) Seller does not make and has not made, nor has or has had an obligation to make, nor reimburses or has reimbursed, nor has or has had an obligation to reimburse, another employer, directly or indirectly, for making, contributions to a "multiemployer plan" as described in Title IV of ERISA.

         (6) Each Benefit Plan which is intended to be qualified under Code
     Section 401(a) is qualified under Code Section 401(a) and its related trust is tax-exempt under Code Section 501 and either has been amended to comply with all applicable laws or the remedial amendment period for making such amendments has not expired with respect to such plan. For each such plan, Seller either has received from the Internal Revenue Service a favorable determination letter with respect to the current form of the plan or the period for obtaining such a letter on the current form of the plan has not expired.

         (7) Seller's records accurately reflect its Employees' employment histories, including their hours of service and years of vesting and eligibility service.

         (8) Except as provided in Schedule 3.13(h), the consummation of this transaction will not result in any payments to any Employee in the nature of severance payments.

     3.14 Personnel, Labor and Employment Matters.

         (1) Schedule 3.14(a) sets forth a true and complete list of the names, titles, locations of employment, annual salaries or wage rate and other compensation and benefits of all individuals classified on the payroll and paid as employees of Seller (including employees on leave of absence, whether or not approved) ("Employees). Except as set forth on Schedule 3.14(a), Seller does not have any employment, consulting, loan-out, retainer or other contracts, agreements or arrangements whereby a person performs personal services for Seller as an Employee, independent contractor or as a contingent employee, including, but not limited to leased employees, contract employees, casual employees, on-call employees and seasonal employees; and there are no Employees who are on military, disability, family or other leave of absence (whether or not approved) and who have reemployment rights.

         (2) Except to the extent set forth in Schedule 3.14(b):

                  (1) Seller is not a party to any collective bargaining agreements;

                  (2) None of Seller's employees are or have been represented by a labor organization that was either National Labor Relations Board ("NLRB") certified or voluntarily recognized under foreign law;

                  (3) Seller has not conducted negotiations with respect to any future contract with or commitment to any labor union or association, and, to the best knowledge of Seller, no representation election petition has been filed by employees of Seller or is pending with the NLRB, no union organizing campaign involving employees of Seller has occurred or is in progress, and there are no current or threatened attempts to organize or establish any labor union or association;

                  (4) Seller is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages, and hours, occupational safety and health, and is not engaged in an unfair labor or unfair employment practices;

                  (5) There is no unfair labor practice, charge or complaint or any other matter against or involving Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any court of law;

                  (6) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against Seller;

                  (7) No certification or decertification question or organizational drive exists or has existed within the past thirty-six months respecting the employees of Seller;

                  (8) No grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Seller, or, to the knowledge of Seller, threatened;

                  (9) No agreement (including any collective bargaining agreement), arbitration or court decision or governmental order which is binding on Seller in any way limits or restricts Seller from relocating or closing any of its operations;

                 (10) Seller has not experienced any hand billing, picketing, organized work stoppage (sympathetic or otherwise) or other labor difficulty since its inception;

                 (11) No breach of contract and/or denial of fair representation claim has been filed or is pending against Seller and/or any labor organization representing its employees;

                 (12) There are no charges, investigations, administrative proceedings or formal complaints for unpaid wages or overtime, child labor or record keeping violations under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healy Act, Service Contract Act or similar law; violations of workers compensation laws; violations of immigration laws; violations of any required affirmative action plans, discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) or retaliation; violations of the Americans with Disabilities Act or the Family and Medical Leave Act or any other law pending or, to the knowledge of Seller, threatened before the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency or court against Seller. There have been no governmental audits of the equal employment opportunity practices of Seller and, to the knowledge of Seller, no basis for any such claim exists;

                 (13) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or, to the knowledge of Seller, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against Seller; and

                 (14) Seller has not terminated the employment of or laid off any employees within the 90 day period preceding the date hereof.

         (3) Seller has provided Buyer with a copy of Seller's policy for providing leaves of absence under the Family and Medical Leave Act ("FMLA") and Schedule 3.14(c) identifies each Employee who is eligible to request FMLA leave and the amount of FMLA leave utilized by each such Employee during the current leave year; each Employee who is on FMLA leave as of the date hereof and his or her job title and description, salary and benefits; each Employee who has requested FMLA leave to begin after the date hereof; a description of the leave requested; and a copy of all notices provided to such Employee regarding that leave.


     3.15 Seller's Environmental Representation. Except as disclosed on Schedule
3.15 hereto, (i) the operations of Seller comply, and have complied, in all respects with all applicable Environmental Laws; (ii) Seller has obtained all environmental, health and safety permits necessary for the operation of the Business, and all such permits are valid and are in good standing and are not subject to any modification or revocation proceeding, and Seller is in compliance in all respects with all terms and conditions of such Permits; (iii) Seller and all of its present facilities or operations, as well its past facilities and operations, are not subject to any uncured written order or unsatisfied agreement or other agreement with additional obligations with any governmental authority or private party respecting (a) any Environmental Laws,
(b) any Remedial Actions, or (c) any Environmental Claims arising from the Release of a Contaminant into the environment; (iv) none of the operations of Seller on or prior to the date hereof are subject to any judicial or administrative proceeding alleging a violation of any Environmental Law, relating to a Release or otherwise related to an Environmental Claim; (v) none of the operations of Seller on or prior to the date hereof are the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant into the environment under any applicable law; (vi) neither Seller nor any predecessor of Seller has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of a hazardous waste or solid waste or reporting a spill or Release of a Contaminant into the environment under any applicable Environmental Law; (vii) none of the Seller's operations involve, or have involved, the generation, transportation, storage, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270; (viii) Seller has not disposed of any Contaminant by placing it in, under or on the ground, waters, or other environmental medium of any premises owned, leased or used by Seller; (ix) no underground storage tanks or waste water management impoundments are or ever have been on Seller's property and no asbestos is currently in, on or about Seller's property; (x) no lien in favor of any governmental authority for (A) any liability under Environmental Laws, or (B) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment, has been filed or attached to Seller's property; and (xi) no proposed or scheduled change to any Environmental Law or Permit has been announced which, if enacted, could have a material adverse effect on Seller's operations as currently conducted.

     For purposes of this Agreement, the terms set forth below shall have the following meaning:

     "Contaminant" shall mean those substances, waste, materials or articles, which as of the date hereof are in a form or condition creating liability under, or regulated by any Environmental Law including, without limitation, hazardous wastes, hazardous substances, regulated substances, toxic substances, solid wastes, petroleum or any by-products or fractions thereof, any form of natural gas, asbestos, polychlorinated biphenyls ("PCBs"), radon and other radioactive substances, toxic, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives or urea formaldehyde.

     "Environmental Claims" shall mean any notice of violation, claims, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment (including natural resource damages), nuisance, pollution, contamination, other adverse effects on the environment or natural resources, cleanup costs, remediation, removal, other response costs (which without limitation shall include costs to come into compliance with Environmental Laws), or investigation cost (including without limitation fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits, or studies), and/or for fines, penalties, losses, liabilities (including any actual, punitive or consequential damages under any statutory or common law cause of action, regardless of whether the liabilities are imposed through operation of strict liability or otherwise), or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or the potential for a Release (including, without limitation, sudden or non-sudden, accidental or nonaccidental Releases) of, or exposure to, any Contaminant, or other release, migration or emission in, on, into or under the environment (including, without limitation, the air, soil, subsurface strata, groundwater, any surface water or any sediments associated with any water body) and, in, by, or from the Seller's properties or related to Seller's operations,
(b) the transportation, storage, treatment, disposal, generation, recycling, reclamation, use or other handling of any Contaminants on the properties or in connection with the operation of the Seller, or (c) the violations, or alleged violations, of any Environmental Laws or Permits relating to Seller's properties or operations of the Business.

     "Environmental Laws" shall mean all laws, statutes, regulations, ordinances and common laws relating to the environment, the protection of natural resources, safety, health and the regulation of Contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 'SS' 9601 et seq.) the Hazardous Materials Transportation Act (49 U.S.C. 'SS' 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 'SS' 6901 et seq.), the Clean Water Act (33 U.S.C. 'SS' 1251 et seq.), the Clean Air Act (42 U.S.C. 'SS' 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 'SS' 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. 'SS' 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. 'SS' 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. 'SS' 300f et seq.) and the Occupational Safety and Health Act (29 U.S.C. 'SS' 651 et seq.), as such laws have been and hereafter may be amended or supplemented, and any analogous future federal, or present or future state or local laws and all rules, orders, and regulations promulgated pursuant to any of such federal, state, or local laws.

     "Permit" shall mean any permit, approval, authorization, registration, license or variance, required by a governmental authority having jurisdiction under an applicable Environmental Law.

     "Release" shall mean any release, spill, emission, leaking, escaping, pumping, injection, pouring, emptying, abandonment, deposit, disposal, discharge, dispersal, leaching or migration of Contaminants (including, but not limited to, Contaminants in barrels, drums or other containers) into the environment, including the movement of Contaminants through, on, under, or in the air, soil, subsurface strata, surface water or groundwater.

     "Remedial Action" shall mean all actions required to (a) clean up, remove, treat, respond to, or minimize the effect of Contaminants in the indoor or outdoor environment; (b) prevent the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care in respect of actions contemplated in the preceding clauses (a) and (b).

     3.16 Trademarks, Tradenames, etc.

         (1) To Seller's and each Principal's knowledge, Schedule 3.16(a) lists all tradenames, trademarks, service marks, slogans and logos (collectively, the "Identifying

     Marks") that are material to the Business as currently conducted, and which are used by Seller as the Business' tradenames, trademarks, service marks, slogans and logos.

         (2) Except as set forth in Schedule 3.16(b), the Seller is the sole and exclusive owner, free and clear of all encumbrances, of all rights, title and interest in the Identifying Marks, and, except as set forth in Schedule 3.16(b), Seller has the absolute right to use and assign those rights without seeking the approval or consent of any third party and without payment to any third party. Schedule 3.16(b) lists and contains copies of all registrations and all applications for registration of Seller, with respect to the Identifying Marks in the United States and in those jurisdictions outside the United States where Seller operates its Business. All registrations for the Identifying Marks, if any, are in full force and effect.

         (3) Except as set forth in Schedule 3.16(c), there are no existing or, to Seller's knowledge, threatened claims, actions, suits, arbitrations, inquiries, proceedings or investigations by or before any United States federal, state or local or foreign governmental, regulatory or administrating authority, agency, commission or any court, tribunal, or judicial or arbitral body (a "Government Authority") by any third party relating to the validity, current use and/or current registration of the Identifying Marks, or challenging Seller's ownership of the Identifying Marks. To Seller's knowledge, none of the Identifying Marks are subject to any rule, regulation, executive order, injunction or other order, writ, judgment, decree, stipulation, determination or award entered by, or with, any Governmental Authority or encumbrance limiting the scope of or ability to use and/or register the Identifying Marks in the United States of America or in any other jurisdiction where Seller operates its Business except as set forth in Schedule 3.16(c). To Seller's knowledge, there are no third party uses, applications or registrations of the Identifying Marks for any products or services, except as set forth in Schedule 3.16(c).

         (4) Seller has not granted any license, franchise or consent to any third party to use any of the Identifying Marks other than those set forth in Schedule 3.16(d). Seller has not received any license, franchise or consent from any third party to use any of the Identifying Marks, other than those set forth in Schedule 3.16(d).

     3.17 Intellectual Property Rights. To Seller's and each Principal's knowledge, Schedule 3.17 contains an accurate and complete description of (a) all intellectual property rights used, and all licenses and other agreements relating thereto that are necessary for the conduct of the Business, and (b) all agreements relating to technology, know-how, processes or such other intellectual property that Seller is licensed or authorized to use by others in connection with the Business, other than the Identifying Marks and the License Rights ( the "Intellectual Property"). Seller owns, or is licensed or otherwise has the right to use, all Intellectual Property. Except as set forth in Schedule 3.17, Seller has the sole and exclusive right to use the Intellectual Property referred to in Schedule 3.17, and the consummation of the transactions contemplated hereby will not alter or impair any such rights; no claims have been asserted by any person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement, and Seller does not know of any valid basis for any such claim; and the use of such Intellectual Property Rights by Seller does not infringe on the rights of any person. There are no trade secrets relating to the Business.

     3.18 Interest in Customers, Suppliers and Competitors; Transactions with Affiliates. Except as set forth in Schedule 3.18, neither the Principals, nor, to Seller's knowledge, any officer, director, or employee of Seller, nor any spouse or child of any of them (each, an "Affiliate"):

         (1) Has any direct or indirect interest in any competitor, supplier, or customer of Seller or in any person from whom or to whom Seller leases any real or personal property, or in any other person with whom Seller is doing business;

         (2) Owes money to Seller;

         (3) Has any claim against Seller;

         (4) Has any interest in any property or assets used by Seller in connection with the Business;

         (5) Has any benefits which are contingent on the transaction contemplated by this Agreement;

         (6) Has any agreement with Seller that is not terminable by Seller without penalty or notice;

         (7) Has any agreement providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment; or

         (8) Has any agreement or plan, any of the benefits of which will be increased, or the vesting of benefits which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement where the value of any of the benefits which will be calculated on the basis of any of the transactions contemplated by this Agreement.


     3.19 Nondisclosed Payments. Neither Seller, Principals, Seller's officers, directors or employees, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in Seller's books and records in connection with or in any way relating to or affecting Seller or the Business.

     3.20 Brokers, Finders and Investment Bankers. Neither Seller, Principals, nor Seller's officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

     3.21 Insurance. Schedule 3.21 hereto sets forth a complete and correct list of all insurance policies currently in effect which are owned or held by Seller, insuring the Business and Assets and Seller's potential liabilities to third parties, and all general liability policies maintained by Seller. All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by Seller. Schedule 3.21 sets forth a list of all pending claims and the status as of the date of this Agreement of all deductibles with respect to all such policies.

     3.22 Balance Sheet Amounts. Seller represents and warrants that as of the date hereof:

         (1) The aggregate amount of Seller's Trade Payables and Line of Credit as defined in Section 1.4(b)(ii) and 1.4(b)(iii), respectively, both determined in accordance with GAAP, except that Seller has not recorded amounts for warranty reserves and sales return reserves and allowances, will not exceed Seven Hundred Fifty Thousand Dollars ($750,000);

         (2) Seller's inventory, determined in accordance with Modified GAAP consistently applied will not be less than One Million Dollars ($1,000,000);

         (3) Seller's cash, cash equivalents and accounts receivable, determined in accordance with Modified GAAP, consistently applied will not be less than One Million Four Hundred Thousand Dollars ($1,400,000); and

         (4) Seller's working capital (current assets less current liabilities, determined in accordance with Modified GAAP, consistently applied) (excluding the Line of Credit) will not be less than Two Million Three Hundred Thousand Dollars ($2,300,000).

     3.23 Banking. Schedule 3.23 lists the names and addresses of all banks or other financial institutions in which the Seller has an account, deposit or safe-deposit box, with the names of all persons authorized to draw on these accounts or deposit to these boxes.

     3.24 Agreements Affecting Competition. Except as set forth on Schedule 3.24, the Seller is neither a party to nor bound by any agreement which, in whole or in part, (i) presently restricts or precludes the Seller or any present or future affiliate of the Seller from conducting any business anywhere in the world, or (ii) upon the occurrence of any event, the giving of notice or the passage of time, by its terms would have such an effect.

     3.25 Schedule 3.25 to this Agreement is a correct and current list of Seller's sales backlog as of March 30, 1999.

     3.26 Corporate Documents. The Seller has furnished to the Buyer for its examination:

         (1) Copies of the Articles of Incorporation and Bylaws of the Seller;

         (2) The minute book of Seller, containing all records of all proceedings, consents, actions and meetings of the shareholders of Seller and Board of Directors of Seller; and

         (3) The stock transfer books of the Seller setting forth all transfers of any capital stock.

     3.27 Defects in Products or Designs; Product Safety. Except as set forth on
Schedule 3.27, there has been no pattern of material defects in any product line in the design, construction, manufacturing, assembly or installation of any material product ("Product") made, manufactured, constructed, distributed, sold, leased or installed by Seller or its employees or agents, that would adversely affect the performance or quality of such Product. Each Product to Seller's and each Principal's knowledge has been designed, manufactured, packaged and labeled in material compliance with all regulatory, engineering and industrial codes applicable thereto and Seller has not received notice of any alleged noncompliance with such codes. Seller has not been required to file, nor has filed, a notification or other report with the United States Consumer Product Safety Commission concerning actual or potential hazards with respect to any Product manufactured or sold by it. A catalog describing each Product currently being manufactured, constructed, distributed, sold, leased or installed by Seller or its employees or agents as of the date hereof is attached to Schedule 3.27.

     3.28 Product Warranties.

         (1) Each Product manufactured, sold, leased or delivered by Seller has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no liability and, to the knowledge of Seller, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, claim or demand giving rise to any liability, for replacement thereof or other damages in connection therewith, not covered by the reserve for product warranty claims reflected in the Financial Statements. Complete and correct copies of all written warranties, warranty reports, guaranties and return policies applicable to the Company and its Products have been provided to Buyer and are listed on or attached to Schedule 3.28. No Product manufactured, sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the standard terms and conditions of such sale or lease.

         (2) Seller incurred less than $140,000 of expenses in connection with product warranty claims for the year ended December 31, 1998.

     3.29 Products Liability. There are not presently nor have there been since Seller's inception any (a) liabilities, fixed or contingent, with respect to any product liability (as distinct from warranty claims described in clause (b) below) or any similar claim that relates to any product manufactured and sold by Seller to others in the conduct of the Business, or (b) liabilities of Seller, except as set forth in Schedule 3.29, fixed or contingent, which have been asserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured or sold by Seller to others in the conduct of the Business other than any claim based on standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of the conduct of the Business to purchasers of its products.

     3.30 Full Disclosure. All of the representations and warranties set forth in this Agreement made by the Seller and Principals, or made in any exhibit, certificate or memorandum furnished or to be furnished by any of them, or on their behalf, are true correct and complete and none of them contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

                                    ARTICLE 2

                Representations and Warranties of SABI and Buyer

     SABI and Buyer jointly and severally represent and warrant that:

     3.31 Organization. Each of SABI and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority (corporate and other) to own, lease and operate its respective properties and to carry on its respective businesses as now being conducted. Both SABI and Buyer are duly qualified to transact business and are in good standing as a foreign corporation in each jurisdiction where the character of their activities requires such qualification. SABI's and Buyer's Certificate of Incorporation, Bylaws, minute books and stock book are complete and correct and contain all amendments thereto to date (in the case of the Certificate of Incorporation and Bylaws), a record of all corporate proceedings of SABI and Buyer (in the case of the minute books), and a record of all stock issuances and transfers of SABI and Buyer (in the case of the stock book). Schedule 4.1 contains a true and correct list of the jurisdictions in which SABI and Buyer are qualified to do business as foreign corporations.

     3.32 Authorization and Approval of Agreement. SABI and Buyer have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments executed and delivered by SABI or Buyer in connection with the transactions contemplated by this Agreement (the "SABI Ancillary Agreements"), and to fully perform the obligations required to be performed by them hereunder and thereunder. All corporate proceedings required by SABI's and Buyer's respective charter documents or otherwise required by law for the execution and delivery of this Agreement and the SABI Ancillary Agreements and for the consummation of the transactions provided for herein and therein have been duly taken. This Agreement and each of the SABI Ancillary Agreements has been duly and validly executed and delivered by SABI and Buyer, as applicable, and is enforceable against SABI and Buyer, as applicable, in accordance with its terms, except as the enforceability may be limited by laws of general application relating to bankruptcy, insolvency and debtors' relief, and by the general principles of equity.

     3.33 Ability to Carry Out Agreement. The execution and delivery of this Agreement and the SABI Ancillary Agreements by SABI and Buyer and the performance by SABI and Buyer of their obligations hereunder and thereunder will not conflict with, violate or result in any breach of or constitute a default under any provisions of SABI's and Buyer's charter documents or of any of the provisions of any material indenture, mortgage, lease, agreement, license, permit, instrument, order, arbitration award, judgment, decree, law, ordinance, regulation or any other restriction of any kind or character to which SABI or Buyer is a party or by which either of them is bound. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Securities Act, the Securities Exchange Act of 1934, (the "Exchange Act"), applicable state securities laws and the rules of The Nasdaq Stock Exchange, no consent of any governmental authority or other third party is required to be obtained on the part of SABI or Buyer in connection with SABI's and/or Buyer's execution, delivery or performance of this Agreement or the SABI Ancillary Agreements.

     3.34 Brokers, Finders and Investment Bankers. Neither SABI, Buyer nor their officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

     3.35 SABI Common Stock. The shares of SABI Common Stock to be issued in connection with the Acquisition will, when issued, be validly issued, fully paid, nonassessable and free of pre-emptive rights.

     3.36 SABI SEC Reports. SABI has made available to Seller true and complete copies of each registration statement, report and proxy or information statement filed by SABI with the SEC since January 1, 1998, (collectively, the "SABI SEC Reports"), all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated thereunder. None of such SABI SEC Reports, as of the respective dates they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements of SABI (including any related notes and schedules) included in its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of SABI and its subsidiaries as of the date thereof and the consolidated results of their operations and their cash flows for the periods then ended. The unaudited financial statements of SABI (including any related notes and schedules) in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject to normal year-end audit adjustments) the consolidated financial position of SABI and its subsidiaries as of the date thereof and the consolidated results of operations and cash flows for the period then ended.

     3.37 Absence of Certain Changes. Since September 30, 1998, there has not been (i) any material adverse change in the assets, liabilities, business, financial condition, results of operations or prospects of SABI, (ii) any material damage, destruction, loss or casualty to property or assets of SABI, whether or not covered by insurance or (iii) any material change in the operation of the business of SABI. Since September 30, 1998, SABI has (i) used its best efforts to preserve its business and customers and (ii) conducted its business in the ordinary course on a basis consistent with past practice and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business.

     3.38 Agreements with Competitors. None of SABI, the Buyer or any affiliate has any contract (written or oral) or other agreement with any entity listed on
Schedule 4.8 hereto.

                                   ARTICLE 4

                                    Covenants

     4.1 Inspection and Access to Information. From the date of this Agreement until the final determination of the Post-Closing Purchase Price, if any, the Buyer shall (and shall cause its officers, directors, employees, auditors and agents to) provide the Principals and their accountants, counsel and other authorized representatives full access during reasonable hours and under reasonable circumstances, to any and all of the books, records and other information relating to the Business which is relevant to determination of the Post-Closing Purchase Price.

     4.2 Public Announcements. No public release or announcement concerning this Agreement or the transactions contemplated by this Agreement may be made without prior approval by SABI and Seller (which may not be unreasonably withheld or delayed), except for (i) such releases and announcements as may, in the opinion of counsel to the disclosing party, be required by applicable law or the rules or regulations of any securities exchange or regulatory agency (including The Nasdaq Stock Market) and (ii) releases and announcements by SABI that do not include Seller's name.

     4.3 Employees.

         (1) Commencing on the date hereof, Buyer shall hire the employees of the Business who are actively at work on the date hereof, all of whom are listed on Schedule 3.13(a) (the "Seller Employees"). All of the Seller Employees and their related employment agreements, if any, shall be assigned to Buyer without any interruption in such employees' employment. The terms under which Kenneth Griffey and Gregory Cook will be employed by Buyer are set forth in Exhibit C and Exhibit D, respectively, and the terms under which Herman McIntosh is to be employed and subsequently retained as a consultant by Buyer are set forth in Exhibit E.

         (2) On the date hereof, Seller shall pay to its employees, or to Buyer on behalf of its employees, all accrued, earned and unused vacation, sick leave and personal days. In addition, on the date hereof Seller shall pay to its employees, or to Buyer on behalf of its employees, the pro rata amount of any bonuses earned by such employees for any period prior to the date hereof (such pro rata amount shall include year-end bonuses).

     4.4 Transfer Taxes. Any sales taxes, real property transfer or gains taxes, or any other taxes payable as a result of the sale of the Assets or Business or any other action contemplated by this Agreement shall be paid by Seller. Buyer shall pay any recording fees. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the date hereof.

     4.5 Expenses. Except as otherwise provided herein, each party shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, the fees, costs and expenses of its financial advisors, accountants and counsel.

     4.6 Resolution of Certain Balance Sheet Representations.

         (1) Buyer shall use commercially reasonable efforts to prepare and submit to Seller by ninety (90) days after the date hereof a statement reflecting the closing date balance sheet amounts for the items described in Section 3.22 hereto ("Balance Sheet Statement"). Seller shall provide all information reasonably requested by Buyer for purposes of preparing such statement. Seller or an independent accounting firm engaged by Seller ("Seller's Accountant") will have the opportunity to examine the work papers, schedules and other documents prepared or relied on by Buyer in preparing the Balance Sheet Statement. During the period from the date of delivery of the Balance Sheet Statement until the expiration of 30 days following delivery to Seller of the Balance Sheet Statement, Buyer will give Seller, the Seller's Accountant and other appropriate personnel such assistance and access to the assets and books and records related to the Business as Seller and/or Seller's Accountant reasonably request during Buyer's normal business hours in order to enable Seller and/or Seller's Accountant to evaluate the Balance Sheet Statement. Seller will be responsible for the fees and expenses of Seller's Accountant.

         (2) If Seller objects to the Balance Sheet Statement, Seller shall, within 30 days following delivery of the Balance Sheet Statement to Seller, deliver to Buyer a notice of objection ("Balance Sheet Objection Notice") specifying in reasonable detail the items on the Balance Sheet Statement disputed and information in the possession of or available to Seller which forms the basis of such dispute, as well as the amount in dispute. The Balance Sheet Statement will be final and binding on the parties if no Balance Sheet Objection Notice is delivered to Buyer within such 30 days. If a Balance Sheet Objection Notice is given, the parties will consult with each other with respect to the objection. If the parties are unable to reach agreement within 30 days after a Balance Sheet Objection Notice has been given, any unresolved disputed issues shall promptly be referred to an independent national accounting firm reasonably acceptable to Buyer and Seller (the "Unrelated Firm"), which shall not be the auditor of any of the parties. The Unrelated Firm will be directed to resolve the disputed issues in accordance with the terms of this Agreement and render a written report on the unresolved disputed issues (and only the unresolved disputed issues) as promptly as practicable. Such report shall also set forth the amount of the balance sheet items listed in Section 3.22 hereof as of the date hereof. The resolution of the disputed issues by the Unrelated Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Firm will be borne equally by Seller, on the one hand, and Buyer, on the other.

         (3) If Seller does not deliver a Balance Sheet Objection Notice within the thirty (30) day period required by Section 5.6(b) hereof, then (i) in the event the amount of the working capital as of the date hereof determined in accordance with Section 5.6 hereof ("Closing Date Working Capital") is less than Two Million Three Hundred Thousand Dollars ($2,300,000) ("Working Capital Target"), Seller shall within five (5) business days after the expiration of such thirty (30) day period pay to Buyer the amount by which the Closing Date Working Capital is less than the Working Capital Target, or (ii) in the event the Closing Date Working Capital exceeds the Working Capital Target, Buyer shall within five (5) business days after the expiration of such thirty (30) day period pay to Seller the amount by which the Closing Date Working Capital exceeds the Working Capital Target. If Seller delivers a Balance Sheet Objection Notice within the thirty (30) day period required by Section 5.6(b) hereof, then within five (5) days after the resolution of any dispute by the parties or by the Unrelated Firm, (i) in the event the amount of the Closing Date Working Capital is less than the Working Capital Target, Seller shall pay to Buyer the amount by which the Closing Date Working Capital is less than the Working Capital Target, or (ii) in the event the Closing Date Working Capital exceeds the Working Capital Target, Buyer shall pay to Seller the amount by which the Closing Date Working Capital exceeds the Working Capital Target.

         (4) Any payment pursuant to Section 5.6(c) hereof shall be made by certified or bank cashier's check, or, at the recipient's option, by wire transfer of immediately available federal funds. Any payment pursuant to
     Section 5.6(c) hereof made to Seller by Buyer shall include interest on such payment equal to 5.5% per annum calculated during the period, if any, from the date sixty (60) days after the date hereof until ninety (90) days after the date hereof during which Buyer has not yet delivered the Balance Sheet Statement called for pursuant to Section 5.6(a) hereof.

         (5) The mechanisms provided for in Section 5.6(c) hereof shall not reduce or otherwise limit the parties' rights relating to indemnification as set forth in Section 8.1 hereof, including without limitation Buyer's right of offset set forth in Section 8.1(g) hereof.

     4.7 COBRA Covenants. Seller (or a person that is a member of a control group with Seller as described in Section 414(b), (c), (m) or (o) of the Code) will remain liable for providing COBRA coverage to any qualified beneficiary whose qualifying event precedes the date hereof or occurs as a result of the sale of the Business to Buyer and Seller covenants that it (or a person that is a member of a control group with Seller as described in Section 414(b), (c), (m) or (o) of the Code) will maintain a group health plan that will provide COBRA coverage to such qualified beneficiaries for the maximum period of such coverage to which each such qualified beneficiary is entitled.

     4.8 Further Assurances. Buyer, Seller and Principals covenant and agree that from and after the date hereof each will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time at the request of any party and without further consideration, all such further instruments and take all such further action as may be reasonably necessary or appropriate to transfer more effectively to Buyer, or to perfect or record the Buyer's title to or interest in or to enable Buyer to use, the Assets, or otherwise to confirm or carry out the provisions and intent of this Agreement.

     4.9 Compliance with Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales laws and other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     4.10 Insurance. For a period of five (5) years subsequent to the date hereof, Buyer shall maintain liability insurance in types and amounts appropriate in Buyer's reasonable discretion and shall name the Seller and the Principals as additional insureds; provided that Buyer incurs no additional cost to name such persons as additional insureds, and provided that Buyer shall not be required to obtain insurance for the benefit of Seller or Principals that provides coverage for Excluded Liabilities as defined herein. For a period of five (5) years subsequent to the date hereof, Seller and/or the Principals shall maintain liability insurance providing coverage for the Excluded Liabilities in types and amounts appropriate in Seller's and/or the Principals' reasonable discretion and shall name Buyer and SABI as additional insureds, provided that Seller and/or the Principals incur no additional cost to name Buyer and SABI as additional insureds.

                                    ARTICLE 3

                               Closing Deliveries

     4.11 Documents Delivered by Seller and/or Principals. As of the date hereof (or, with respect to vehicle change of ownership procedures, as soon after the date hereof as reasonably practicable), Seller and/or Principals have delivered, or caused to be delivered, to SABI and Buyer the following:

         (1) a bill of sale in the form attached hereto as Exhibit F;

         (2) instruments of assignment, certificates of title and other conveyance documents, dated the date hereof, transferring to Buyer all of Seller's right, title and interest in and to the Assets together with possession of the Assets;

         (3) the assumption agreement relating to the Assumed Liabilities in the form attached hereto as Exhibit G (the "Assignment and Assumption Agreement");

         (4) documents evidencing the assignment of any assignable permits and licenses;

         (5) the Real Property Lease;

         (6) the Seller's Counsel Opinions;

         (7) the Employment and Consulting Agreement;

         (8) the Employment Agreements;

         (9) the License Agreement; and

         (10) the Registration Rights Agreement.

     4.12 Documents Delivered by Buyer. As of the date hereof, SABI and Buyer have delivered to Seller and Principals the following:

         (1) documents evidencing the acceptance of assignable permits and licenses and the Assignment and Assumption Agreement;

         (2) the Real Property Lease;

         (3) the Buyer's Counsel Opinion;

         (4) the Employment and Consulting Agreement;

         (5) the Employment Agreements;

         (6) the License Agreement; and

         (7) the Registration Rights Agreement.

                                    ARTICLE 4

                              Modification; Waiver

     4.13 Modification. The parties hereto may, by mutual written consent, amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

     4.14 Waivers. SABI or Buyer, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of Seller or Principals or waive compliance by either of them with any of the covenants or conditions of Seller or Principals contained herein, and Seller or Principals, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of SABI or Buyer or waive compliance by SABI or Buyer with any of the covenants or conditions of SABI or Buyer contained herein.

                                    ARTICLE 5

                            Obligations After Closing

     4.15 Indemnification.

         (1) Indemnification by the Seller. The Seller hereby agrees to indemnify and hold SABI, the Buyer, their officers, directors, employees, agents and affiliates (collectively, the "Buyer Indemnified Parties") harmless from any and all liabilities, losses, claims, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in connection therewith) (collectively, the "Indemnifiable Damages") which it may suffer or incur by reason of (i) the breach or inaccuracy of any of the representations and warranties of the Seller or Principals contained in this Agreement, (ii) the breach by the Seller or Principals of any of the covenants or agreements made by it,
     (iii) any misrepresentation contained in any certificate furnished by the Seller or Principals pursuant to this Agreement, (iv) any claims against or liabilities or obligations of the Seller or Principals arising prior to the date hereof not specifically assumed by the Buyer pursuant to the Agreement (including but not limited to any claims with respect to the Excluded Liabilities set forth in Section 1.5 hereof); provided, however, notwithstanding the provisions of this Section 8.1(a), the Seller will not be obligated to indemnify, defend or hold harmless the Buyer Indemnified Parties from or against any Indemnifiable Damages incurred by reason of matters enumerated in (i) through (iii) above until the aggregate amount of Indemnifiable Damages exceeds One Hundred Thousand Dollars ($100,000.00) (the "Threshold"), after which the amount of all Indemnifiable Damages (including those consisting the $100,000.00) shall be subject to indemnity by the Seller; provided further, however, that the Threshold shall not apply with respect to breaches of the representations and warranties set forth in Section 3.22 (Balance Sheet Amounts) or with respect to breaches of the covenants set forth in Section 5.6 (Resolution of Certain Balance Sheet Representations). The Seller's total obligation to the Buyer Indemnified Parties for matters enumerated in (i) through (iii) above shall not exceed, in the aggregate, the sum of Seven Million Five Hundred Thousand Dollars ($7,5000,000) less the value of any SABI Common Stock (determined in accordance with Section 2.6 hereof) which is not transferred to Seller in accordance with the provisions of Section 2.5 (Continued Employment Contingency).

         (2) Indemnification by Buyer. The Buyer hereby agrees to indemnify and hold the Seller and Principals harmless from any and all liabilities, losses, claims, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in connection therewith) (collectively, the "Indemnifiable Damages") which they may suffer or incur by reason of (i) the breach or inaccuracy of any of the representations or warranties of Buyer or SABI contained in this Agreement, (ii) the breach by Buyer or SABI of any of the covenants or agreements made by it, (iii) any misrepresentation contained in any certificate furnished by Buyer or SABI pursuant to this Agreement, or (iv) any claims or liabilities or obligations of the Seller assumed by the Buyer pursuant to this Agreement; provided, however, notwithstanding the provisions of this Section 8.1(b), the Buyer will not be obligated to indemnify, defend or hold harmless the Seller and the Principals from or against any Indemnifiable Damages incurred by reason of matters enumerated in (i) through (iii) above until the aggregate amount of Indemnifiable

     Damages exceeds One Hundred Thousand Dollars ($100,000.00), after which the amount of all Indemnifiable Damages (including those constituting the $100,000.00) shall be subject to indemnity by the Buyer; provided further, however, that the Threshold shall not apply with respect to breaches of the covenants set forth in Section 5.6 (Resolution of Certain Balance Sheet Representations). The Buyer's total obligation to the Seller Indemnified Parties for matters enumerated in (i) through (iii) above shall not exceed, in the aggregate, the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000), less the value of any SABI Common Stock (determined in accordance with Section 2.6 hereof) which is not transferred to Seller in accordance with the provisions of Section 2.5 (Continued Employment Contingency).

         (3) Third Party Claims. If any claim or demand is asserted against the indemnified party by a third party with respect to any matter set forth in subsections 8.1(a) or 8.1(b) (a "Third Party Claim"), the indemnified party shall promptly give written notice and details thereof, including copies of all pleadings and the pertinent documents, to the indemnifying party. Within twenty (20) days of receipt of such notice, the indemnifying party shall (i) pay the Third Party Claim either in full or upon compromise agreed to by the indemnifying party or (ii) notify the indemnified party that the indemnifying party disputes the Third Party Claim and intends to defend against it, and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the indemnifying party, and the cost of such defense shall be borne by it, except that the indemnified party shall have the right to participate in such defense at its own expense.

         If the indemnifying party fails to take action within twenty (20) days as set forth above, then the indemnified party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as an indemnity claim. The indemnified party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the indemnifying party and any expenses incurred by so acting shall be paid by the indemnifying party.

         (4) Payment. Payment of Third Party Claims shall be made in accordance with subsection 8.1(c) above. With respect to any claims other than Third Party Claims, the indemnifying party shall promptly pay or reimburse the indemnified party in respect of any claim or liability for Indemnifiable Damages to which the foregoing indemnities relate after receipt of written notice from the indemnified party outlining with reasonable particularity the nature and amount of the claim(s). All claims for indemnity hereunder must be submitted by the indemnified party to the indemnifying party within the applicable time periods set forth above; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the indemnifying party shall relieve the indemnifying party from liability hereunder with respect to such claim if, but only if, and only to the extent that, such failure to notify the indemnifying party results in the forfeiture by the indemnifying party of rights and defenses otherwise available to such party with respect to such claim. In the event the indemnifying party fails or refuses to make payment for such claims within a period of twenty (20) days from the date of notice to the indemnifying party, the indemnified party shall be entitled to exercise all legal means of relief available.


         (5) Access and Information. With respect to any claim for indemnification hereunder, the indemnified party will give to the indemnifying party and its counsel, accountants and other representatives full and free access, during normal business hours and upon the giving of reasonable prior notice, to its books and records relating to such claims, and to its employees, accountants, counsel and other representatives, all without charge to the indemnifying party, except for reimbursement of reasonable out-of-pocket expenses. In this regard, the indemnified party agrees to maintain any of its books and records which may relate to a claim for indemnification hereunder for such period of time as may be necessary to enable the indemnifying party to resolve such claim.

         (6) Limitations on Indemnification. All representations and warranties made by the parties herein or in any certificate furnished in connection herewith shall survive the closing and such representations and warranties and all rights to indemnification and other relief under this Agreement shall expire and be deemed released and waived on the third anniversary of the date hereof, except as to any specific matter as to which a specific claim is submitted in writing to the indemnifying or guaranteeing party prior to such date and identified as a claim for indemnification or performance of guaranty pursuant to this Agreement. The foregoing time limitation shall not be applicable with respect to a claim for indemnification upon the breach or inaccuracy of a representation, warranty, covenant or agreement contained in Sections 1.5 (Excluded Liabilities), 3.1 (Organization), 3.2 (Authorization and Approval of Agreement), 3.3 (Ownership of Seller), 3.6(a) (Assets), 3.12 (Tax Matters),
     3.13 (Employee Benefit Plans), 3.14 (Personnel, Labor and Employment Matters), 3.15 (Seller's Environmental Representation) and 3.20 (Brokers, Finders and Investment Bankers) (collectively, the "Seller Surviving Matters") and which Seller Surviving Matters shall be governed by the applicable statute of limitations.

         (7) Right of Offset. With respect to any losses, liabilities, damages, costs or expenses as to which SABI or Buyer is entitled to indemnification pursuant to this Section 8.1 and which Seller and Principals have failed to pay under this Section 8.1, SABI or Buyer shall have the right to offset such losses, liabilities, damages, costs or expenses against either or both of the First Share Payment and any Post-Closing Purchase Price. This right of offset shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity.

     4.16 Unconditional Guaranty of Payment and Performance by Principals. To induce the Buyer and SABI to enter into this Agreement and in consideration for the benefits to be derived by the Principals from the transactions contemplated hereby, the Principals unconditionally guarantee, severally and jointly, the payment and timely performance when due of any and all obligations of the Seller under this Agreement, including without limitation the Seller's indemnification obligations pursuant to Article 9 hereof. Upon default by the Seller in making any payment hereunder or any other failure to perform its obligations hereunder, the Principals shall make such payment or cause such obligation to be performed, promptly upon the demand of the Buyer or SABI. The Principals agree that SABI and/or the Buyer and the Seller may from time to time extend or renew provisions of this Agreement for any period and may grant any releases, compromises or indulgences with respect thereto (including but not limited to the failure or refusal to exercise one or more of the rights or remedies provided herein), without notice to or consent of the Principals, and without affecting the liability of the Principals hereunder, except that the dates for limitation for indemnification set forth in Section 8.1(f) may not be extended without such consent.

     4.17 Unconditional Guaranty of Payment by SABI. To induce the Seller and the Principals to enter into this Agreement and in consideration of the benefits to be received by SABI from the transactions contemplated hereby, SABI unconditionally guarantees the payment when due of any and all payment obligations of the Buyer under this Agreement including without limitation the Buyer's indemnification obligations pursuant to Article 9 hereof. Upon default by the Buyer in making any payment hereunder, SABI shall make such payment promptly upon demand of the Seller or the Principals. SABI agrees that the Seller and/or the Principals and the Buyer may from time to time extend or renew provisions of this Agreement for any period and may grant any releases, compromises or indulgences with respect thereto (including, but not limited to the failure or refusal to exercise one or more of the rights or remedies provided herein), without notice to or the consent of SABI, and without affecting the liability of SABI hereunder, except that the dates for limitation for indemnification set forth in Section 8.1(f) may not be extended without such consent.

     4.18 Arbitration

         (1) Any controversy, claim or question of interpretation in dispute between SABI and/or Buyer, on one hand, and Seller and/or Principals, on the other hand arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration in the State of New York under the then-effective Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. Such arbitration can be initiated by written notice by either party (the "Claimant") to the other party, which notice shall identify the Claimant's selected arbitrator. The party receiving such notice (the "Respondent") shall identify its arbitrator within ten (10) business days following its receipt of such notice. The arbitrator selected by the Claimant and the arbitrator selected by the Respondent shall, within ten (10) business days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in New York could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration award will be in writing and specify the factual and legal basis for the award.

         (2) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section shall not be a basis for challenging the award.

         (3) The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

         (4) Each party hereto agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in the U.S. federal or state courts situated in Delaware, and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Seller and Principals hereby designate, appoint and empower Kenneth E. Griffey, Jr. as such person's true and lawful agent for service of process to receive and accept on Seller's or Principal's behalf service of process in any such proceeding brought in any such courts. SABI and Buyer hereby designate, appoint and empower their Presidents, respectively, as such person's true and lawful agent for service of process to receive and accept on SABI's and Buyer's behalf, respectively, service of process in any such proceeding brought in any such courts. Each of the foregoing persons agrees that the failure of the process agent appointed by such person to give notice of process to such person shall not impair or affect the validity of service upon such agent or of any judgment based thereon, and each such person irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such person's address for notices under this Agreement.

                                    ARTICLE 6

                                  Miscellaneous

     4.19 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same and shall be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

         (a)    To SABI or Buyer:

                Swiss Army Brands, Inc.
                One Research Drive
                Shelton, CT 06484
                Attn:  President
                Telephone No.: (203) 929-6391
                Telecopy No.: (203) 925-1092

         with a copy to:

                King & Spalding
                191 Peachtree Street
                Atlanta, Georgia 30303-1763
                Attn: Alan J. Prince
                Telephone No.:(404) 572-3595
                Telecopy No.: (404) 572-5135

         (b)    To Seller or Principals:

                Bear Cutlery, Inc.
                1111 Bear Boulevard, SW
                P.O. Box 339
                Jacksonville, Alabama 36265
                Attn: Kenneth E. Griffey, Jr.
                Telephone No.: (256) 435-2227
                Telecopy No: (256) 435-9348
         with a copy to:

                Spain & Gillon, L.L.C.
                2117 Second Avenue North
                Birmingham, AL 35203-3753
                Attn: Glenn Estess, Jr.
                Telephone No.: (205) 581-6217
                Telecopy No.: (205) 324-8866


or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person (by courier service or otherwise), (b) upon transmission by facsimile if receipt is confirmed by telephone, provided transmission is made during regular business hours, or if not, the next business day, or (c) on the fifth (5th) business day after it is mailed by registered or certified mail.

     4.20 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof (including, without limitation, that certain letter agreement, dated January 26, 1999, between SABI and Seller and constitutes the entire agreement among the parties hereto. Annex I hereto lists all of the Exhibits and Schedules to this Agreement, which are hereby incorporated herein by this reference.

     4.21 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and, in the case of SABI and Buyer, their successors and permitted assigns, in the case of Seller, its distributees in liquidation and, in the case of Principals, their personal representatives, estate planning trusts and permitted assigns.

     4.22 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors, assigns, or representatives, as applicable, any rights or remedies under or by reason of this Agreement.

     4.23 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     4.24 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

     4.25 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     4.26 Governing Law and Choice of Forum. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

     4.27 Equitable Remedies. The parties agree that the assets and business of Seller as a going concern constitute unique property and that there is no adequate remedy at law for the damage which any party might sustain for failure of the other parties to consummate the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the consummation of the transactions described in this Agreement. Neither rescission nor reformation of this Agreement shall be available as a remedy to any of the parties hereto.

     4.28 Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

     4.29 Survival. Each of the representations, obligations and agreements of the parties included or provided for herein shall survive the consummation of the transactions contemplated by this Agreement in accordance with Section 8.1(f) hereof, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.



                                              BEAR MGC CUTLERY, INC.


                                              By: ------------------------------
                                                  Herman McIntosh
                                                  President



                                              SWISS ARMY BRANDS, INC.



                                              By: /s/ J. Merrick Taggart
                                                 -------------------------------
                                                  J. Merrick Taggart
                                                  President



                                              BEAR CUTLERY, INC.

                                              By: /s/ J. Merrick Taggart
                                                  ------------------------------
                                                  J. Merrick Taggart
                                                  President


                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                              PRINCIPALS:

                                              /s/ Herman McIntosh
                                              ---------------------------------
                                              Herman McIntosh

                                              /s/ Kenneth E. Griffey, Jr.
                                              ----------------------------------
                                              Kenneth E. Griffey, Jr.

                                              /s/ Gregory Cook
                                              ----------------------------------
                                              Gregory Cook

                                     ANNEX A

                         LIST OF SCHEDULES AND EXHIBITS



SCHEDULE
--------

Schedule 1.2(a)            Intangible Rights
Schedule 1.2(b)            Personal Property
Schedule 1.2(c)            Assumed Contracts
Schedule 1.3(e)            Excluded Assets
Schedule 2.4(d)            Customers and Terms of Sale
Schedule 3.1               Jurisdictions in which Seller is Qualified to do Business
Schedule 3.3               Ownership of Seller's Shares
Schedule 3.4               Default or Acceleration of Obligations by Reason of Sale
Schedule 3.6(a)            Interest in Seller's Assets by Affiliates of Seller
Schedule 3.7               Financial Statements
Schedule 3.8               Business Changes
Schedule 3.8(c)            Material Debt, Liability or Obligations
Schedule 3.9               Legal Proceedings
Schedule 3.10              Licenses
Schedule 3.11              Seller's Contracts
Schedule 3.12(a)           Tax Filing Extensions
Schedule 3.12(b)           Contingent or Potential Liability for Taxes
Schedule 3.12(c)           Audit History; Waivers of Statute of Limitations
Schedule 3.13(a)           Employee Benefit Plans
Schedule 3.13(c)           Benefit Plans Noncompliance and Disputes
Schedule 3.13(h)           Severance Payments
Schedule 3.14(a)           Seller's Employees and Indepenent Contractors
Schedule 3.14(b)           Collective Bargaining and Union Matters
Schedule 3.14(c)           Family and Medical Leave Act Information
Schedule 3.15              Environmental Matters


Schedule 3.16(a)           Trademarks, Trade Names
Schedule 3.16(b)           Encumbrances or Restrictions on Identifying Marks
Schedule 3.16(c)           Actions and Claims with Respect to Identifying Marks
Schedule 3.16(d)           License and Use of Identifying Marks
Schedule 3.17              Intellectual Property Rights
Schedule 3.18              Transactions with Affiliates
Schedule 3.21              Insurance Policies and Claims
Schedule 3.23              Seller's Banks
Schedule 3.24              Agreements Affecting Competition
Schedule 3.25              Seller's Sales Backlog
Schedule 3.27              Defects in Product or Design
Schedule 3.28              Warranties and Return Policies
Schedule 3.29              Product Liability Claims
Schedule 4.1               Jurisdictions in which SABI and Buyer are Qualified to do Business
Schedule 4.8               SABI and Buyer's Agreements with Competitors

EXHIBIT
-------
Exhibit A                  Post-Closing Purchase Price Cash/Stock Allocation
Exhibit B                  Definition of Modified GAAP
Exhibit C                  Employment Agreement of Kenneth Griffey
Exhibit D                  Employment Agreement of Gregory Cook
Exhibit E                  Employemnt and Consulting Agreement of Herman McIntosh
Exhibit F                  Bill of Sale
Exhibit G                  Assignment and Assumption Agreement